Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of

pdvWireless, Inc.

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-230847) and Form S-8 (No. 333-229565, No. 333-222890, No. 333-215934, No. 333-209543 and No. 333-201699) of our report dated June 5, 2018 (except for the effects of the restatement as discussed in Notes 2 and 12 to the consolidated financial statements, as to which the date is August 9, 2018), relating to our audits of pdvWireless, Inc., as of March 31, 2018 and for each of the two years ended March 31, 2018 which appear in this Form 10-K.

/s/ PKF O'Connor Davies, LLP

New York, New York

May 20, 2019

* * * * *